Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 25th day of June, 2012 between QUALITY DISTRIBUTION, INC., a Florida corporation (the “Company”), and John T. Wilson (the “Executive”).

The Executive and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Executive hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of Senior Vice President, General Counsel and Corporate Secretary of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Company. It is agreed and understood that, if applicable, the Executive shall resign as an officer of the Company or any subsidiary immediately upon termination of his or her employment hereunder for any reason.

1.1.1 Duties and Authority. During the Term, the Executive shall serve as the Senior Vice President, General Counsel and Corporate Secretary and shall have the normal duties, responsibilities, functions and authority of the position but subject to the power and authority of the Chief Executive Officer and/or the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority, consistent with the foregoing, and to overrule the actions of employees and officers of the Company. During the Term, the Executive shall report to the Company’s Chief Executive Officer.

1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. It is understood that, during the Term, subject to any conflict-of-interest policies of the Company and Section 5.1, the Executive may (w) serve as executor or a similar role with respect to the will of any family member, (x) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not interfere with his duties hereunder, (y) make and manage investments of his choice, and (z) with the prior written consent of the Chief Executive Officer, serve on the board of directors of one or more non-competing for-profit organization provided that such board service does not interfere with his duties hereunder.

1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the location specified by the Company, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

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1.4 Fiduciary Relationship. The Executive acknowledges and fully understands that, by entering into this Agreement, he undertakes a fiduciary relationship with the Company, and, as a fiduciary, has the obligation to use due care and act in the best interests of the Company at all times. Executive shall be candid in all reports and responses to inquiries and shall include in any report or response all information known or then available to the Executive, even if not specifically requested, which Executive reasonably believes is material, relevant and reasonably required for the understanding of the matter in question sufficient to inform the person to whom such report or response is provided. Failure of the Executive to fulfill all fiduciary obligations ordinarily imposed by law on similarly situated employees in a fiduciary relationship will be deemed a material breach of this Agreement by the Executive.

2.	Term of Employment.

2.1 Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on July 9, 2012 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant to Section 4.

3.	Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable bi-weekly, at the initial annual rate of $250,000 (the “Base Salary”). On each anniversary of the Effective Date, or such other appropriate date during each year of the Term when the salaries of the Company’s employees are normally reviewed, the Company and/or the Board shall review the recommendation of the Company regarding the Executive’s Base Salary and determine if, and by how much, the Base Salary should be increased.

3.2 Bonus. The Executive shall be eligible to participate in the Quality Distribution, Inc. Management Incentive Plan or its equivalent, as approved by the Company’s Compensation Committee, annually. Effective for the 2012 plan year, at target, the bonus opportunity shall be 50% of Base Salary, prorated for the first fiscal year. The Executive’s annual bonus, if any, shall be paid at the same time as annual bonuses are normally paid to similarly situated employees of the Company, as set forth in the plan.

3.3 Stock Options. The Company agrees to grant Executive options to acquire 40,000 shares of the Company’s common stock pursuant to the Quality Distribution, Inc. 2012 Equity Incentive Plan (“Equity Plan”), such grant to be effective as of the Effective Date. These options will vest in equal annual installments over four years. Future grants will be at the discretion of the Compensation Committee. The foregoing grant is subject to the limitations provided in the Equity Plan and the Nonqualified Stock Option Award Agreement to be executed by Executive.

3.4 Restricted Stock Units. The Company agrees to grant Executive 10,000 restricted shares of the Company’s common stock pursuant to the Quality Distribution, Inc.

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2012 Equity Incentive Plan (“Equity Plan”), such grant to be effective as of the Effective Date. These restricted shares will vest in equal annual installments over four years. Future grants will be at the discretion of the Compensation Committee. The foregoing grant is subject to the limitations provided in the Equity Plan and Restricted Stock Unit Award Agreement to be executed by Executive

3.5 Annual Equity Award. The Executive shall be eligible at the discretion of the Compensation Committee, to receive an annual equity award, at target, equal to 50% of Executive’s base salary compensation. The Executive’s annual equity award, if any, shall be made at the same time as annual equity awards are normally made to similarly situated employees of the Company, pursuant to the Quality Distribution, Inc. 2012 Equity Incentive Plan (“Equity Plan”).

3.6 Relocation. The Executive shall be eligible for relocation assistance under the Company’s relocation policy and shall remain so eligible during the Term.

3.7 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with applicable expense-reimbursement and related policies and procedures as in effect from time to time.

3.8 Paid Time Off. During the Term, the Executive shall be entitled to twenty (20) days of paid time off per fiscal year, with a carryover of up to ten (10) days each fiscal year, but at no time an aggregate of more than ten (10) days’ carryover. Days carried over may only be used for the purpose of Family Medical Leave or Short Term Disability. Paid time off shall be prorated for the fiscal year in accordance with the published Paid Time Off policy.

3.9 Benefits and Perquisites. During the Term, the Executive shall be eligible to participate in those defined contribution, salary deferral, group insurance, medical, dental, disability and other benefit plans and such perquisites of the Company as from time to time in effect and on a basis no less favorable than any other similarly situated Executive of the Company.

4.	Termination.

4.1 Termination Events.

4.1.1 Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i) the death of the Executive;

(ii) the physical or mental disability of the Executive, whether totally or partially, such that, with or without reasonable accommodation, the Executive is unable to perform the Executive’s material duties, for a period equal to the greater of three months or the eligibility waiting period under the Company’s long-term disability insurance policy; or

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(iii) notice of termination for “Cause.” As used herein, “Cause” means (a) a good faith finding by the Company of the Executive’s failure to satisfactorily perform Executive’s assigned duties for the Company as a result of Executive’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (b) Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Executive by the Chief Executive Officer.

4.1.2 The Executive may immediately resign the Executive’s position for Good Reason, and, in such event, the Term shall terminate. As used herein, “Good Reason” means without the Executive’s consent (i) a material breach of this Agreement by the Company not cured to the Executive’s reasonable satisfaction within thirty days after written notice to the Chief Executive Officer by the Executive; (ii) a material diminution of Employee’s duties or authority caused by the Company; (iii) a change in Employee’s reporting assignment so that Employee does not report directly to the Company’s Chief Executive Officer; or (iv) an involuntary relocation of more than 50 miles of Employee’s principal place of business as it exists as of the Effective Date.

4.1.3 The Company may terminate the Executive’s employment following notice of termination without Cause given by the Company and, in such event, the Term shall terminate.

4.1.4 The Executive may voluntarily resign the Executive’s position following notice to the Company of the Executive’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate.

4.1.5 The date upon which Executive’s employment and the Term terminate pursuant to this Section 4.1 shall be the Executive’s “Termination Date” for all purposes of this Agreement.

4.2 Payments Upon a Termination Event.

4.2.1 Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be: (i) Base Salary earned through the Termination Date; (ii) the balance of any awarded but as yet unpaid, annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year during which the Executive’s Termination Date occurs; (iii) any vested, but not forfeited benefits on the Termination Date, under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans.

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4.2.2 Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the payments in Section 4.2.1 above, (i) Base Salary payable in accordance with the normal payroll cycles of the Company for fifty two weeks following the Termination Date; (ii) an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date which shall be paid in a lump sum at the same time as annual cash bonuses are normally paid to similarly situated Employees of the Company and (iii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the Executive (and his or her eligible dependents) at active employee contribution rates for fifty two weeks following the Termination Date. COBRA coverage eligibility will be reduced during the period of severance coverage. If, and only if, required by law, the Company shall not commence payment of the amount described in Section 4.2.3(i) and (ii) above until six months after the Termination Date.

4.3 General Release.

4.3.1 The receipt of any payment as set forth in Section 4.2.2 shall be contingent upon the Executive’s execution of a general release agreement reasonably acceptable to the Company that (i) waives any rights the Executive may otherwise have against the Company and its Affiliates, and its and their directors, officers, employees and agents, and (ii) releases the Company and its Affiliates from actions, suits, claims, proceedings and demands related to the period of Executive’s employment and/or the termination of Executive’s employment. For purposes of this Agreement, “Affiliates” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Notwithstanding the foregoing, said general release agreement shall exclude Executive’s right to enforce this Agreement, and Executive’s vested benefits and benefit continuation/conversion rights under the Company’s employee benefit plans, and Executive’s right to indemnification under Section 6 of this Agreement.

5.	Restrictive Covenant.

5.1 Restrictive Covenant. Executive agrees to be bound by the Restrictive Covenant agreement set forth on Appendix A which is attached hereto and herein incorporated by reference.

6.	Indemnification.

The Company shall indemnify, defend, and hold harmless Executive in accordance with the provisions of Article VI of the Company’s By-Laws.

7.	No Duty to Mitigate.

The Executive shall have no duty to mitigate any amounts payable to him hereunder, and such amounts shall not be subject to reduction for any compensation received by Executive from employment in any capacity or other source following the termination of Executive’s employment with the Company and its subsidiaries.

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8.	Prior Agreements; Amendments; No Waiver.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by each party hereto. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof. Without limiting the generality of the first sentence of this Section 8 any and all prior agreements or purported agreements between the Company and Executive are hereby terminated on and as of the Effective Date. In the event of any difference between this Agreement and any other document referred to in this Agreement, this Agreement shall control.

9.	Withholding.

The Company shall be entitled to withhold from any and all amounts payable to Executive hereunder such amounts as may, from time to time, be required to be withheld pursuant to applicable tax laws and regulations.

10.	Succession; Assignability; Binding Effect.

10.1 The Company may assign all of its rights and obligations hereunder to any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require each such successor or successors expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and further provided that nothing contained herein shall act as a release of the Company of its obligations hereunder.

10.2 This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. Notwithstanding the foregoing, it is expressly understood and agreed that the Executive’s estate shall be entitled to all monies due to Executive hereunder in the event Executive dies at, or subsequent to, the termination of his employment, but prior to the receipt by Executive of monies due him pursuant to the terms hereof.

11.	Headings.

The Section and subsection headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

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12.	Notices.

Notice hereunder will be addressed to a party at Executive’s home address in accordance with the Corporation’s personnel records or its corporate headquarters address. Either party may change its address for notice purposes by written notice to the other party in accordance with this Section 12.

13.	Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and to be performed wholly in that state, without giving effect to the principles thereof relating to conflicts or choice of laws.

14.	Execution in Counterparts.

This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

15.	Construction.

The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

16.	Dispute Resolution.

Subject to the rights of the Company pursuant to Appendix A herein, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive’s employment by the Company shall be settled by arbitration before one arbitrator. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Tampa, Florida area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in Florida. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver of the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

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17.	Corporate Opportunity.

During the Term, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware, which relate to the business of the Company at any time during the Term (“Corporate Opportunities”). Unless approved by the Board in writing after full disclosure, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

18.	Insurance.

The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.	Executive’s Representations.

Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company prior to the date hereof; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he understands his or her rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

QUALITY DISTRIBUTION, INC.

By:
Gary R. Enzor
Chief Executive Officer

EXECUTIVE:

John T. Wilson

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Appendix A

RESTRICTIVE COVENANTS

In consideration of Executive’s employment with the Company, the provision by the Company of trade secrets and confidential information to Executive, the Company’s introduction to Executive of its clients and customers, and other good and valuable consideration, the receipt and sufficiency of which Executive acknowledges, Executive agrees to be bound as follows:

1. NON-COMPETE

During the Term and for a period of twelve (12) months after the Term ends, Executive will not, either on his or her own behalf or on behalf of any other person, firm or entity, individually or collectively, directly or indirectly: (i) engage in the Company Business, which is defined as: (a) any business involving trucking, transloading, tank cleaning, container services, logistics, freight brokerage, or freight forwarding involving bulk commodities; (b) any business providing support for energy exploration and development activities; and (c) any other business in which Company or any of its parent, subsidiary or affiliated companies are engaged during the last twelve (12) months of the term in any location in North America; (ii) compete with Company or any of its parent, subsidiary or affiliated companies, or participate as an agent, employee, officer, consultant, advisor, representative, stockholder, partner, member, joint venture, or in any other capacity, or have any direct or indirect financial interest, in any enterprise that has any material operations engaged in the Company Business in any location in North America; (iii) engage in any business relationship with any independent contractor or employee of the Company or any of its parent, subsidiary or affiliated companies; (iv) engage in any manner with any company with which the Company has dealt in any manner as an acquisition or potential acquisition candidate; provided, however, that nothing contained herein shall prohibit Executive from owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Executive does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor; or being employed by an enterprise that engages in the Company Business, but whose principal business is not the Company Business, if (i) Executive’s involvement is limited to those operations that are not the Company Business or (ii) no more than 5% of the revenues of the enterprise for the year prior to the end of the Term or the 12 month period following the Term are generated by the Company Business.

2. CONFIDENTIALITY

Executive will not use or disclose any Confidential Information belonging to the Company (including its parents, subsidiaries and affiliated companies), except as necessary in a legal proceeding. “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to:

(i) business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

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(ii) organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii) advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv) product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v) information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi) technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

At the end of the Term, Executive will return to the Company all property belonging to the Company, including all Confidential Information in a tangible form. Notwithstanding anything to the contrary contained in this Appendix A, the restrictions on using or disclosing Confidential Information set forth in this Section 2 shall extend beyond the Term for so long as the Confidential Information is not generally known outside of the Company.

3. NON-SOLICITATION / NON - HIRE

During the Term and for a period of twelve (12) months after the Term ends (the “Non-Solicitation Period”), Executive will not solicit or make any other contact with, directly or indirectly, any customer of the Company, who or which was a customer at any time during the last twelve (12) months of the Term, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its parent, subsidiary or affiliated companies.

Executive will not, during the Non-Solicitation Period, solicit or make any other contact regarding the Company or any of its parent, subsidiary or affiliated companies with any union or

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similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any of its parent, subsidiary or affiliated companies, or which is seeking to organize employees of the Company or any of its parent, subsidiary or affiliated companies, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any of its parent, subsidiary or affiliated companies.

Executive will not, during the Non-Solicitation Period, solicit, hire, or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any truck drivers, owner/operators, or terminal operators, or the employees or fleet owners associated with any terminal operator) of the Company or any of its parent, subsidiary or affiliated companies during the last twelve (12) months of the Term, with respect to any employment services or other business relationship.

4. NON-DISPARAGEMENT

Executive will not make or publish, or cause to be made or published, any statement or information that disparages or defames the Company or any of its parent, subsidiary or affiliated companies, or any of their respective officers, directors, shareholders, employees or representatives.

5. REMEDIES

Executive acknowledges that irreparable damage would occur in the event of Executive’s breach of any of the provisions of this Appendix A. Therefore, in addition to any other remedy to which Company may be entitled at law or in equity, Company shall be entitled to an injunction to prevent any such breach by Executive and to enforce specifically the terms and provisions of this Appendix A.

6. SCOPE

If the scope of any restriction or requirement contained in this Appendix A is found by any court of competent jurisdiction to be too broad or restrictive to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that the court may modify the scope of such restriction or requirement so as to permit its enforcement.

AGREED:

DATE:

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